Exhibit 99.01

   FRONTIER AIRLINES SELECTS REPUBLIC AIRLINES AS REGIONAL PARTNER TO OPERATE
                        NEW FLEET OF EMBRAER 170 AIRCRAFT

   REPUBLIC TO DELIVER 17, 76-SEAT EMBRAER 170 REGIONAL JET AIRCRAFT OVER NEXT
                                    23 MONTHS

    DENVER, Jan. 11 /PRNewswire-FirstCall/ -- Frontier Airlines (Nasdaq: FRNT) has signed a long-term airline services agreement with Indianapolis-based Republic Airlines, a subsidiary of Republic Airways Holdings (Nasdaq: RJET). Under the agreement, Republic Airlines will operate 17 Embraer 170 aircraft as part of Frontier's regional jet service. Frontier will maintain control of routing, scheduling and ticketing and will purchase the aircraft capacity from Republic at predetermined rates and industry standard pass-through costs. Republic will deliver its first aircraft in March of 2007 and the remaining 16 Embraer 170 aircraft will be delivered throughout the term, with the final delivery scheduled for December 2008. Republic replaces Frontier's current regional jet operator, Horizon Air, whose agreement with Frontier to operate nine 70-seat CRJ-700 aircraft will expire with the return of its last aircraft in December, 2007. The first two of Horizon's aircraft are to be returned in January, 2007.

    (Photo: http://www.newscom.com/cgi-bin/prnh/20070111/LATH056)

    "Today's news represents another component of our strategy to pursue major regional expansion," said Jeff Potter, Frontier president and CEO. "The 17 E-170s that Republic will operate for us perfectly complements the ten Q400 aircraft that will be operated for us by our subsidiary, Lynx Aviation. While we enjoyed a great relationship with and excellent customer service from our previous partners at Horizon, we are thrilled that our new partners at Republic can offer us the same level of service as well as the additional capacity we need to make our growth plans a reality. Additionally, the comfort of the Embraer 170 with wider seats, greater leg room and a taller cabin than most regional aircraft is important to our customers, and the economics of the aircraft make good business sense. I am confident that in selecting Republic, we've chosen an operator that can uphold our high standards for reliable, quality service at competitive fares."

    "We are very pleased to join the Frontier team and look forward to a mutually beneficial relationship. We appreciate the confidence that Frontier Airlines has placed in us by selecting Republic as their regional partner," said Bryan Bedford, Chairman, President and CEO of Republic Airways. "We look forward to providing excellent service to Frontier and its customers."

    Key commercial terms of the agreement include:

    1. Frontier will purchase all capacity at predetermined rates and will directly pay or reimburse Republic for industry standard pass-through costs.

    2. The first aircraft is expected to be placed into service in March 2007 and the last aircraft in December 2008.

    3. The agreement has a term of eleven years from the date of the last aircraft delivery. Frontier has the option to extend the agreement for up to six additional years.

    4. All fuel will be purchased directly by Frontier and will not be charged back to Republic.

    About Republic Airways Holdings

    Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on approximately 1,000 flights daily to 90 cities in 35 states, Canada, Mexico and the U.S. Virgin Islands through airline services agreements with five major U.S. airlines. All of the airlines' flights are operated under their major airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express and US Airways Express. The airlines currently employ approximately 3,700 aviation professionals and operate 173 regional jet aircraft.

    About Frontier Airlines Holdings, Inc.

    Frontier Airlines Holdings, Inc. is the parent company of Denver-based Frontier Airlines. Currently in its 13th year of operations, Frontier Airlines is the second largest jet service carrier at Denver International Airport, employing approximately 5,000 aviation professionals. With 55 aircraft and one of the youngest Airbus fleet in North America, Frontier offers 24 channels of DIRECTV(R) service in every seatback along with 33 inches of legroom in an all coach configuration. In conjunction with its regional jet fleet, operated by Republic Airlines, Frontier offers routes linking its Denver hub to 55 destinations including 48 U.S. cities in 28 states spanning the nation from coast to coast, eight cities in Mexico and one city in Canada. In November of 2006, Frontier and AirTran announced a first-of-its-kind integrated marketing partnership that offers travelers the ability to reach more than 80 destinations across four countries with low fares, aboard two of the youngest fleets in the industry. In December of 2006 Frontier was designated "Best Low Cost Carrier" in the U.S. by the readers of Business Traveler magazine. For more in-depth information on Frontier Airlines, please visit our website at www.FrontierAirlines.com.

    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

    Statements contained in this press release that are not historical facts may be forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could result in actual results differing materially from expected results and represent the Company's expectations and beliefs concerning future events based on information available to the Company as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding risk factors that may affect future performance at the Company are contained in the Company's SEC filings, including without limitation, the Company's Form 10-K for its fiscal year ended March 31, 2006 and the Company's Form 10-Q for the quarter ended September 30, 2006.

SOURCE  Frontier Airlines
    -0-                             01/11/2007
    /CONTACT: Joe Hodas of Frontier Airlines, +1-720-374-4504, jhodas@flyfrontier.com /
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20070111/LATH056
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.FrontierAirlines.com /